Exhibit 10(a)(ii)
FY09 Non-U.S. Employees
Restricted Stock Unit Award and Agreement
[DATE]
Dear _____________________:
H. J. Heinz Company is pleased to confirm that, effective as of ___, you have been granted an award of Restricted Stock Units (“RSUs”) in accordance with the terms and conditions of the Third Amended and Restated H.J. Heinz Company Fiscal Year 2003 Stock Incentive Plan (the “Plan”). This Award is also made under and governed by the terms and conditions of this letter agreement (“Agreement”), which shall control in the event of a conflict with the terms and conditions of the Plan. For purposes of this Agreement, the “Company” shall refer to H. J. Heinz Company and its Subsidiaries. Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the same meanings as the capitalized terms in the Plan, which are hereby incorporated by reference into this Agreement.
1.	RSU Award. You have been awarded a total of ___RSUs.

2.	RSU Account. RSUs entitle you to receive a corresponding number of shares of H. J. Heinz Company Common Stock (“Common Stock”) in the future, subject to the conditions and restrictions set forth in this Agreement, including, without limitation, the vesting conditions set forth in Paragraph 3 below. Your RSUs will be credited to a separate account established and maintained by the Company on your behalf or by a third party engaged by the Company for the purpose of implementing, administering, and managing of the Plan. Until the Distribution Date (as defined herein), your RSUs are treated as unvested deferred compensation amounts, the value of which is subject to change based on increases or decreases in the market price of the Common Stock. Because the RSUs are not actual shares of Common Stock, you cannot exercise voting rights on them until the Distribution Date.

3.	Vesting. You will become vested in the RSUs credited to your account according to the following schedule: ___.

4.	Termination of Employment. The termination of your employment with the Company will have the following effect on your RSUs:
(a)	Retirement. If the termination of your employment with the Company is the result of Retirement, any RSUs granted hereunder that remain unvested as of your Date of Termination shall continue to vest in accordance with the vesting schedule set forth in Paragraph 3 above, subject to the requirements of Paragraph 5 below.

(b)	Disability or Involuntary Termination without Cause. If the termination of your employment with the Company is the result of Disability, or involuntary termination without Cause, any RSUs granted hereunder that remain unvested as of your Date of Termination shall continue to vest in accordance with the vesting schedule set forth in Paragraph 3 above, subject to the requirements of Paragraph 5 of this Agreement, but in no event later than the last business day of the month of the one year anniversary of your Date of Termination.

(c)	Death. In the event that you should die while you are continuing to perform services for the Company or following Retirement, any RSUs that remain unvested as of the date of your death shall continue to vest in accordance with the vesting schedule set forth in Paragraphs 3(a) and 3(b) above, but in no event later than the last business day of the month of the one year anniversary of your Date of Termination.

(d)	Termination Following a Change in Control. In the event you terminate your employment with the Company for Good Reason following a Change in Control, or the Company terminates your employment other than for Cause following a Change in Control, any RSUs that remain unvested as of your Date of Termination shall vest as set forth in the Plan.

(e)	Other Termination. If your employment with the Company terminates for any reason other than as set forth in subparagraphs (a), (b), (c) and (d) above, including without limitation any voluntary termination of employment or an involuntary termination for Cause, no further vesting will occur and you will immediately forfeit all of your rights in any RSUs that remain unvested as of your Date of Termination.
5.	Non-Solicitation/Confidential Information. In partial consideration for the RSUs granted to you hereunder, you agree that you shall not, during the term of your employment by the Company and for 12 months after termination of your employment, regardless of the reason for the termination, either directly or indirectly, solicit, take away or attempt to solicit or take away any other employee of the Company, either for your own purpose or for any other person or entity. You further agree that you shall not, during the term of your employment by the Company or at any time thereafter, use or disclose the Confidential Information (as defined below) except as directed by, and in furtherance of the business purposes of, the Company. You acknowledge that the breach or threatened breach of this Paragraph 5 will result in irreparable injury to the Company for which there is no adequate remedy at law because, among other things, it is not readily susceptible of proof as to the monetary damages that would result to the Company. You consent to the issuance of any restraining order or preliminary restraining order or injunction with respect to any conduct by you that is directly or indirectly a breach or threatened breach of this Paragraph 5. Any breach by you of the provisions of this Paragraph 5 will, at the option of the Company and in addition to all other rights and remedies available to the Company at law, in equity or under this Agreement, result in the immediate forfeiture of all of your rights in any RSUs that remain unvested as of the date of such breach.

“Confidential Information” as used herein shall mean technical or business information not readily available to the public or generally known in the trade, including but not limited to inventions; ideas; improvements; discoveries; developments; formulations; ingredients; recipes; specifications; designs; standards; financial data; sales, marketing and distribution plans, techniques and strategies; customer and supplier information; equipment; mechanisms; manufacturing plans; processing and packaging techniques; trade secrets and other confidential information, knowledge, data and know-how of the Company, whether or not they originated with you, or represent information which the Company received from third parties under an obligation of confidentiality.

6.	Dividend Equivalents. An amount equal to the dividends payable on the shares of Common Stock represented by the RSUs will be accrued and distributed upon vesting of such RSUs, subject to forfeiture in the event of voluntary termination of employment prior to vesting or involuntary termination of employment for Cause prior to vesting. These payments will be calculated based upon the number of such vesting RSUs credited to your account as of each quarterly dividend record date prior to vesting. These payments will be reported as income to the applicable taxing authorities, and federal, state, local and/or foreign income and/or employment taxes will be withheld from such payments as and to the extent required by applicable law.

7.	Distribution. All RSU distributions will be made in the form of actual shares of Common Stock and will be distributed to you as soon as administratively practicable following one of the following dates (each, a “Distribution Date”):
(a)	Default Distribution Date. Shares of Common Stock representing your RSUs will be distributed to you on the date the RSUs vest, or, if such date is not a business day, on the next business day, unless the Distribution Date is automatically deferred as provided in subparagraph (b) below.

(b)	Section 16 Reporting Person Exception. If you are a reporting person of the Company under Section 16 of the Securities Act of 1934 on the Distribution Date, the Distribution Date will automatically be deferred to the close of business on the day following the last day of your employment with the Company.
Certificates representing the distributed shares of Common Stock will be delivered to the firm maintaining your account as soon as practicable after a Distribution Date occurs. Notwithstanding the foregoing, all vested RSUs will be distributed to you at the close of business on the day following the last day of your employment with the Company, or as soon as administratively practicable thereafter, if you terminate employment with the Company for any reason.

8.	Taxes.
(a)	Tax Withholding. On the Distribution Date, the Company will withhold a number of shares of Common Stock that is equal, based on the Fair Market Value of the Common Stock on the Distribution Date, to the amount of the federal, state, local, and/or foreign income and/or employment taxes required to be collected or withheld with respect to the distribution, or make arrangements satisfactory to the Company for their collection.

(b)	Fringe Benefits Tax. By accepting the grant of RSUs, you consent and agree to assume any liability for fringe benefit tax that may be payable by the Company and/or your employer in connection with the RSUs. Further, by accepting the grant of the RSUs, you agree that the Company and/or your employer may collect the fringe benefit tax from you by any of the means set forth in Section 8(a) or any other reasonable method established by the Company. You further agree to execute any other consents or elections required to accomplish the above, promptly upon request of the Company.
9.	Non-Transferability. Your RSUs may not be sold, transferred, pledged, assigned or otherwise encumbered except by will or the laws of descent and distribution. You may also designate a beneficiary(ies) in the event that you die before a Distribution Date occurs, who shall succeed to all your rights and obligations under this Agreement and the Plan. If you do not designate a beneficiary, your RSUs will pass to the person or persons entitled to receive them under your will. If you shall have failed to make a testamentary disposition of your RSUs in your will or shall have died intestate, your RSUs will pass to the legal representative or representatives of your estate.

10.	Employment Rights. You acknowledge and agree that nothing in this Agreement or the Plan shall confer upon you any right with respect to future awards or continuation of your employment, nor shall it constitute an employment agreement or interfere in any way with your right or the right of Company to terminate your employment at any time, with or without cause, and with or without notice, subject to the terms of any written employment contract that you may have with the Company that is signed by both you and an authorized representative of the Company.

11.	Collection and Use of Personal Data. You consent to the collection, use, and processing of personal data (including name, home address and telephone number, identification number and number of RSUs held on your behalf) by the Company or a third party engaged by the Company for the purpose of implementing, administering and managing the Plan and any other stock option or stock incentive plans of the Company (the “Plans”). You further consent to the release of personal data (a) to such a third party administrator, which, at the option of the Company, may be designated as the exclusive broker in connection with the Plans, or (b) to any Subsidiary of the Company, wherever located. You hereby waive any data privacy rights with respect to such data to the extent that receipt, possession, use, retention, or transfer of the data is authorized hereunder.

12.	Future Awards. The Plan is discretionary in nature and the Company may modify, cancel or terminate it at any time without prior notice in accordance with the terms of the Plan. While RSUs or other awards may be granted under the Plan on one or more occasions or even on a regular schedule, each grant is a one time event, is not an entitlement to an award of RSUs in the future, and does not create any contractual or other right to receive an award of RSUs, compensation or benefits in lieu of RSUs or any other compensation or benefits in the future.

13.	Compliance with Stock Ownership Guidelines. All RSUs granted to you under this Agreement shall be counted as shares of Common Stock that are owned by you for purposes of satisfying the minimum share requirements under the Company’s Stock Ownership Guidelines (“SOG”). Notwithstanding the foregoing, you acknowledge and agree that, with the exception of the number of shares of Common Stock withheld to satisfy income tax withholding requirements pursuant to Paragraph 8 above, 75% of the shares of Common Stock represented by the RSUs granted to you hereunder cannot be sold or otherwise transferred, even after the Distribution Date, unless and until you have met the Company’s SOG’s minimum share ownership requirements. The Management Development & Compensation Committee may not approve additional RSU awards to you unless you are in compliance with the terms of this Paragraph 13 and the applicable SOG requirements.

14.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions.
This RSU Award is subject to your on-line acceptance of the terms and conditions of this Agreement through the Fidelity website.

H. J. HEINZ COMPANY

	By:	/s/ William R. Johnson

William R. Johnson Chairman of the Board, President and Chief Executive Officer
Accepted:

Date: